Exhibit 99.1

News Release

Contacts:
FormFactor, Inc.	StreetSmart Investor Relations
Ron C. Foster	Brooke Deterline
Chief Financial Officer	Annie Leschin
(925) 290-4024	(925) 290-4949
IR@FormFactor.com

FOR IMMEDIATE RELEASE

FormFactor, Inc. Announces 2006 Second Quarter Financial Results

Record quarterly revenues of $92.4 million, up 77% year over year.

LIVERMORE, CA — July 27, 2006 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the second quarter of fiscal 2006, ended July 1, 2006. Quarterly revenues were a record $92.4 million, up 14% from $81.3 million in the first quarter of fiscal 2006, and up 77% from $52.3 million in the second quarter of fiscal 2005.

“FormFactor had another record quarter, as we continued to make significant progress in addressing our target markets,” said Joseph Bronson, President of FormFactor. “We are very pleased with the performance of our manufacturing operations and continue to make ongoing productivity and efficiency improvements.”

Net income for the second quarter of fiscal 2006 was $15.3 million or $0.32 per share on a fully diluted basis, which included $2.8 million or $0.06 per share of incremental FAS 123 (R) stock option expense net of tax. This compares to $10.8 million or $0.25 per share on a fully diluted basis for the first quarter of fiscal 2006, which included $2.5 million or $0.05 per share of incremental FAS 123 (R) stock option expense net of tax. Net income for the second quarter of fiscal 2005 was $5.0 million or $0.12 per share on a fully diluted basis, which was prior to the adoption of FAS 123 (R).

Bookings of $96.5 million for the second quarter of fiscal 2006 also set a company record. Bookings for the first quarter of fiscal 2006 and second quarter of fiscal 2005 were $95.9 million and $58.0 million, respectively.

“Key to our growth strategy is our ongoing focus on R&D, where our pipeline remains stronger than ever,” said Igor Khandros, CEO of FormFactor.  “Innovative new products, manufacturing execution and world-wide infrastructure put FormFactor in a unique position to enable the ongoing reduction in the cost of wafer test for our customers and for continuing long-term growth.”

The company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of

FormFactor’s conference call on the Investor section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until July 29, 2006 at 6:30 p.m. PDT and can be accessed by dialing (888) 286-8010 or (617) 801-6888 and entering confirmation code 57967229.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, operations, demand for our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers implement manufacturing capability changes, make the transition to smaller nanometer technology nodes and implement tooling cycles; the company’s ability to add manufacturing capacity, ramp production volume and expand globally, including to execute on its global manufacturing roadmap; the company’s ability to develop and deliver innovative technologies, and to enforce its intellectual property rights; and the company’s ability to implement and execute processes and structures for increasing productivity and supporting growth. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal period ended December 31, 2005 and the company’s Form 10-Q for the quarterly period ended April 1, 2006, filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005

Revenues	$92,433	$52,337	$173,763	$103,302
Cost of revenues	43,707	30,561	84,207	59,396
Gross margin	48,726	21,776	89,556	43,906

Operating expenses:
Research and development	11,627	5,701	21,403	11,580
Selling, general and administrative	17,965	9,817	33,713	19,412
Total operating expenses	29,592	15,518	55,116	30,992
Operating income	19,134	6,258	34,440	12,914

Interest income	3,889	980	5,711	1,796
Other income (expense), net	327	(112)	(14)	(25)
	4,216	868	5,697	1,771

Income before income taxes	23,350	7,126	40,137	14,685
Provision for income taxes	8,069	2,114	14,088	4,762

Net income	$15,281	$5,012	$26,049	$9,923

Net income per share:
Basic	$0.33	$0.13	$0.60	$0.25

Diluted	$0.32	$0.12	$0.57	$0.24

Weighted-average number of shares used in per share calculations:

Basic	45,920	39,274	43,730	39,146

Diluted	48,165	41,497	45,792	41,355

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	July 1,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$270,338	$31,217
Marketable securities	160,306	180,391
Accounts receivable, net of allowance for doubtful accounts of $74 as of July 1, 2006 and December 31, 2005	44,884	43,967
Inventories	24,057	18,404

Deferred tax assets	11,339	11,396
Prepaid expenses and other current assets	11,771	7,169
Total current assets	522,695	292,544

Restricted cash	2,250	2,250

Property and equipment, net	88,586	81,588

Deferred tax assets	6,524	4,518
Other assets	739	461

Total assets	$620,794	$381,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,034	$26,369
Accrued liabilities	23,214	20,467
Income tax payable	9,016	9,697
Deferred rent	313	313
Deferred revenue and customer advances	5,186	3,588
Total current liabilities	66,763	60,434

Deferred rent and other long term liabilities	3,652	3,138
Total liabilities	70,415	63,572

Stockholders’ equity:
Common stock, $0.001 par value	47	40
Additional paid in capital	472,778	268,291
Deferred stock-based compensation	—	(2,495)
Accumulated other comprehensive loss	(807)	(359)
Retained earnings	78,361	52,312
Total stockholders’ equity	550,379	317,789
Total liabilities and stockholders’ equity	$620,794	$381,361